UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2013

SOFTECH, INC.

(Exact name of the Registrant as specified in its charter)

Massachusetts	0-10665	04-2453033
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

650 Suffolk Street, Suite 415, Lowell, MA 01851

(Address of principal executive offices and zip code)

Telephone (978) 513-2700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

Loan Agreement

On December 5, 2013, SofTech, Inc. (the “Company”) entered into an amended and restated loan agreement (the “Amended Loan Agreement”) between the Company, as borrower (“Borrower”) and Prides Crossing Capital Funding L.P., (the “Lender”) whereby the parties agreed to amend and restate the Company’s existing $2.7 million loan facility (the “Original Loan Agreement”) following the sale of the Company’s CADRA product line.

Under the terms of the Amended Loan Agreement the Company agreed to pay down the principal of the Original Loan Agreement from $2.7 million to $1.0 million (the “Term Note”) using a portion of the proceeds from the sale of the Company’s CADRA product line. In addition, the Company paid a pre-payment penalty of $81,000 and agreed to repurchase 25,000 warrants with an exercise price of $1.00 per share in exchange for $19,000.

The amended and restated Term Note matures on January 1, 2015 and bears an interest rate of 14% payable in arrears on a monthly basis throughout the life of the loan. Commencing on January 1, 2014, and continuing on the first day of each calendar month thereafter through December 1, 2014, the Company will make a monthly interest payment of approximately $11,667. The Term Note may be repaid in full at any time but partial voluntary pre-payments are not allowed. If a pre-payment is made on or prior to September 30, 2014, the Company shall pay a yield maintenance fee equal to the interest that would have accrued under the Term Note from the date of pre-payment through September 30, 2014. No yield maintenance fee is due for a pre-payment made subsequent to September 30, 2014.

The Company agreed to secure all of its obligations under the Term Note by granting the Lender a first priority security interest in all of the Company’s assets, including the Company’s intellectual property and pledges of (i) one hundred percent (100%) of the Company’s equity interests in its domestic subsidiaries and (ii) sixty-five percent (65%) of the Company’s equity interests in its foreign subsidiaries.  In connection with the grant of the security interest in favor of the Lender in the Company’s intellectual property, the Company has entered into an intellectual property security agreement with the Lender and will enter into a source code escrow agreement with the Lender and an independent third party on a post-closing basis.  In addition, the Company’s Chief Executive Officer has provided the Lender with a personal guaranty of up to $500,000 secured by his equity interests in the Company.

The Loan Agreement contains customary representations, warranties and covenants, including covenants by the Company limiting additional indebtedness, liens, guaranties, mergers and consolidations, substantial asset sales, investments and loans, sale and leasebacks, transactions with affiliates and fundamental changes in its business.  In addition, the Loan Agreement contains financial covenants by the Company that establish (i) a month-end minimum consolidated cash balance of $1.0 million of which no less than $750,000 must be held in the Company’s main operating account that is subject to a deposit account control agreement; (ii) a minimum of $750,000 of consolidated cash at all times; (iii) a quick ratio covenant, which provides that on the last day of each fiscal quarter the ratio of the Company’s cash plus accounts receivable divided by accounts playable plus accrued expenses shall not be less than 2.7:1; and (iv) a covenant that provides that the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for Q3 and Q4 of fiscal 2014 shall not exceed  a loss of $200,000 for each of those fiscal quarters and shall be greater than positive EBITDA of $100,000 for each subsequent fiscal quarter. The Amended Loan Agreement also imposes limits on capital expenditures for each fiscal year during the term of the Amended Loan Agreement. As part of the Amended Loan Agreement the Company, the Lender and First Republic Bank are entering into a deposit account control agreement pursuant to which the Lender will perfect its security interest in the assets held in the Company’s main operating account at First Republic Bank.

The Amended Loan Agreement provides for events of default customary for credit facilities of this type, including but not limited to non-payment, defaults on other debt, misrepresentation, breach of covenants, representations and warranties, insolvency and bankruptcy.  Upon an event of default relating to insolvency, bankruptcy or receivership, the amounts outstanding under the Amended Loan Agreement will become immediately due and payable and the Lender commitment will be automatically terminated.  Upon the occurrence and continuation of any other event of default, the Lender may accelerate payment of all obligations and terminate the Lender’s commitments under the Amended Loan Agreement.

The foregoing description is only a summary of the key provisions of the Amended Loan Agreement and is qualified in its entirety by the terms of the Amended Loan Agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q.

Item 2.03

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 regarding the Company’s entry into, and borrowings under, the Amended Loan Agreement is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOFTECH, INC.

Date: December 11, 2013

By: /s/ Joseph P. Mullaney

Joseph P. Mullaney

President & Chief Executive Officer